Exhibit 5.1

366 Madison Avenue 3rd Floor New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

February 10, 2025

GD Culture Group Limited

810 Seventh Avenue, 22nd Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as special counsel to GD Culture Group Limited, a Nevada corporation (the “Company”), in connection with a prospectus supplement, dated February 10, 2025 (the “Prospectus Supplement”), to the prospectus which forms a part of a Registration Statement (as amended from time-to-time, referred to as the “Registration Statement”) on Form S-3 filed by the Company on May 6, 2024 (Registration No. 333-279141, under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on August 20, 2024. The Prospectus Supplement relates to the issuance and sale of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), having an aggregate offering price of up to US$10,000,000 of Common Stock pursuant to an At-The-Market Issuance Sales Agreement (the “ATM Sales Agreement”), dated February 10, 2025, through Univest Securities, LLC, as selling agent (the “Agent”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date, (b) By-laws of the Company, as amended to date, (c) the Registration Statement, all documents incorporated therein by reference and all exhibits thereto, (d) the Prospectus, (e) the Prospectus Supplement, and (f) the ATM Sales Agreement and all the schedules and exhibits thereto. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and their representatives, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and Chapter 78 of the Nevada Revised Statutes. Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York, and Chapter 78 of the Nevada Revised Statutes.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been authorized for issuance and when issued in compliance with the provisions of the ATM Sales Agreement, including the receipt by the Company of any consideration required thereunder, the Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

GD Culture Group Limited

February 10, 2025

This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Prospectus and the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 10, 2025, incorporated by reference into the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP